US PSU Agreement GL32 VP/CEC

THE CLOROX COMPANY

2005 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

NOTICE OF PERFORMANCE SHARE GRANT
The Clorox Company, a Delaware company (the “Company”), grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this performance share award agreement (the “Agreement”), the following number of Performance Shares on the terms set forth below:

GRANTEE:	(refer to Solium Capital account for details)
TARGET AWARD:	(refer to Solium Capital account for details)
PERFORMANCE PERIOD:	July 1, 2012 through June 30, 2015
DATE OF GRANT:	September 11, 2012

SETTLEMENT DATE	Within 75 days following the last day of the Performance Period, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through such date (except for a termination of employment or service due to death, Disability or Retirement, as provided below)

AGREEMENT

1.	Grant of Performance Shares. The Company hereby grants to the Grantee the Target Award set forth above, payment of which is dependent upon the achievement of certain performance goals more fully described in Section 3 of this Agreement. This Award is subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.	Nature and Settlement of Award. The Performance Shares awarded pursuant to this Agreement represent the opportunity to receive Shares of the Company and Dividend Equivalents on such Shares (as described in Section 4 below). The Company shall issue to the Participant one Share for each vested Performance Share (plus any Dividend Equivalents accrued with respect to such vested Performance Shares), rounded down to the nearest whole share, less any Shares withheld in accordance with the provisions of Section 7 of this Agreement. Settlement shall occur on a date chosen by the Committee, which date shall be within seventy-five (75) days following the last day of the Performance Period, or any deferred settlement date established pursuant to Section 6 of this Agreement, whichever is later (the “Settlement Date”), and except as specifically provided in Section 5 of this Agreement, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through the Settlement Date. Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists at the Settlement Date, the Performance Shares (and any associated Dividend Equivalents) will not be earned until the Grantee has fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in Sections 9(b), 9(c), 9(d), 9(e) and Section 10, and the Grantee shall have no right to retain the Shares or the value thereof upon vesting or settlement of the Performance Shares until all such conditions precedent have been satisfied.

3.	Determination of Number of Performance Shares Vested.

The number of Performance Shares vested, if any, for the Performance Period shall be determined in accordance with the following formula:

# of Performance Shares = Payout Percentage x Target Award

The “Payout Percentage” is based on cumulative economic profit (“EP”), calculated as described in the paragraph below, at the end of the Performance Period, determined in accordance with the following table:

FY13 – FY15	Payout
0%
50%
75%
100%
125%
150%

Performance Period is FY13-FY15 Interim percentages to be interpolated

Cumulative EP will be the sum of annual EP results over the Performance Period. Annual EP is defined as Earnings Before Interest & Taxes (“EBIT”), adjusted for non-cash restructuring charges, times one minus the tax rate, less capital charge.

Notwithstanding the above, the EP levels in the preceding table shall be adjusted, fairly and appropriately, in accordance with the Plan and, as provided in this Agreement, to reflect accurately the direct and measurable effect of the impact of each of the following events not otherwise reflected in the determination of the initial EP levels (each, an “Event”) including, without limitation, the financial statement impact on the Company on account of the occurrence or potential occurrence of an Event: (1) the acquisition or divestiture of a business, (2) a Change in Control, (3) U.S Federal changes in tax statutes or the addition or deletion of taxes to which the Company or any Affiliated Company is subject, (4) force majeure (including events known as “Acts of God”), (5) the adoption of new or revised accounting pronouncements or changes to application of accounting pronouncements, and (6) any extraordinary, unusual or non-recurring item not previously listed. Notwithstanding the foregoing, an event listed in the preceding sentence shall not qualify as an Event, and therefore no adjustment shall be made to the EP levels, unless the impact of the occurrence or potential occurrence of such an event listed in the preceding sentence exceeds $2 million in EP. The purpose of any adjustments on account of the occurrence of an Event is to keep the probability of achieving the EP levels the same as if the Event triggering such adjustment had either not occurred or had not resulted in any financial statement impact. The determination of any adjustments shall be based on the Company’s accounting as set forth in its books and records (including business projections) and/or in the annual budget and/or long range plan of the Company pursuant to which the EP levels were originally established. The amount of any such adjustment shall be approved by the Committee in its good faith determination in accordance with the provisions of this paragraph. To the extent applicable, the Committee shall condition the determination of the number of Performance Shares vested under this Section 3 upon the satisfaction of the adjusted EP levels. All Performance Shares that are not vested for the Performance Period shall be forfeited as of the last day of the Performance Period.

4.	Dividend Equivalent Rights. No Dividend Equivalents shall be paid to the Grantee prior to the settlement of the award. Rather, such Dividend Equivalent payments will accrue and be notionally credited to the Grantee’s Performance Share account and paid out at the Payout Percentage in the form of additional Shares (the “Dividend Equivalent Shares”) upon settlement of the award, as described in Section 2 above.

5.	Termination of Continuous Service. Except as otherwise provided below, if the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason prior to the Settlement Date, all Performance Shares and Dividend Equivalents subject to this Agreement shall be immediately forfeited.

	a.	Termination due to Death or Disability. If the Grantee’s termination of employment or service is due to death or Disability, all Performance Shares and Dividend Equivalents shall immediately vest and will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period.

	b.	Termination due to Retirement. If the Grantee’s termination of employment or service is due to Retirement and is more than twelve (12) months from the Date of Grant set forth in this Agreement, the Performance Shares shall vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause. The amount of the vested Award may be computed under the following formula: Target Award times (number of full months elapsed in Performance Period divided by number of full months in Performance Period) times percent performance level achieved as of the end of the Performance Period. Dividend Equivalents accrued through the Grantee’s date of termination due to Retirement shall be paid at the same time as the settlement of the vested Performance Shares.

	c.	Definition of “Retirement.” For purposes of this Agreement, the term “Retirement” shall mean termination of employment or service as an Employee after (1) twenty (20) or more years of “vesting service” as defined in The Clorox Company Pension Plan (“Vesting Service”), or (2) attaining age fifty-five with ten (10) or more years of Vesting Service.

	d.	Definition of “Disability.” For purposes of this Agreement, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.

6.	Election to Defer Settlement. Prior to the commencement of the last year of the Performance Period, the Grantee may elect to defer the settlement of the Performance Shares from the last day of the Performance Period until a date at least two years following such date, or until the Grantee’s later termination of employment or service. If the Grantee makes such an election, it will become irrevocable on the date of such election. If the Grantee makes such an election, any Dividend Equivalents awarded with respect to such deferred Performance Shares shall also be deferred under the same terms. If the Grantee makes such an election, but a transaction occurs that subjects the Grantee’s Performance Shares to Section 19 of the Plan prior to the settlement date, the Grantee’s deferral election will terminate and the Grantee’s Performance Shares and Dividend Equivalents will be settled as of the date of that transaction. The Company may terminate any deferral hereunder if a change in law requires such termination.

7.	Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the issuance of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restriction or limitations that the Committee, in its sole discretion, deems appropriate.

8.	Transferability of Performance Shares. Performance Shares shall not be transferable by the Grantee other than by will or by the laws of descent or distribution. For avoidance of doubt, Shares issued to the Grantee in settlement of Performance Shares pursuant to Section 2 of this Agreement shall not be subject to any of the foregoing transferability restrictions.

9.	Protection of Trade Secrets and Limitations on Retention.

	a.	Definitions.

	i.	“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

	ii.	“Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

	iii.	“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

	iv.	“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

b.	Right to Retain Shares Contingent on Protection of Confidential Information. In partial consideration for the award of these Performance Shares, the Grantee agrees that at all times, both during and after the term of the Grantee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. The Grantee understands that for purposes of this Section 9(b), Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the Performance Shares, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

c.	No Interference with Customers or Suppliers. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, for a period of one (1) year after the date of settlement of the Performance Shares, for himself/herself or any third party, directly or indirectly, from using Confidential Information to (1) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (2) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or to interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Interfere, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

	d.	No Solicitation of Employees. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, for a period of one (1) year after the date of settlement of the Performance Shares, for himself/herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Solicit, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS NON-SOLICITATION OF EMPLOYEES PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

	e.	Injunctive and Other Available Relief. By acceptance of these Performance Shares, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. To the extent not prohibited by law, any cancellation of the Performance Shares pursuant to any of Sections 9(b) through 9(d) above shall not restrict, abridge or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable or other appropriate remedies to which the Company may be entitled under any other agreement with the Grantee, any other plan, program, policy or arrangement of the Company (or any Affiliated Company) under which the Grantee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

10.	Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, during the term of the Performance Period and for a period of one (1) year after the Settlement Date, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

11.	Repayment Obligation. In the event that (1) the Company issues a restatement of financial results to correct a material error and (2) the Committee determines, in good faith, that the Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (3) some or all of the Performance Shares that were granted and/or vested prior to such restatement would not have been granted and/or vested, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company the Performance Shares or any Shares or the pre-tax income derived from any disposition of the Shares previously received in settlement of the Performance Shares that would not have been granted and/or vested based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Grantee.

12.	Miscellaneous Provisions.

	a.	Rights as a Stockholder. Neither the Grantee nor the Grantee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Performance Shares have been settled and Share certificates have been issued to the Grantee, transferee or representative, as the case may be.

	b.	Choice of Law, Exclusive Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to this Agreement, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, the Grantee agrees that any claim of any type relating to this Agreement must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. The Grantee hereby consents to the jurisdiction over the Grantee of any such courts and waives all objections based on venue or inconvenient forum.

	c.	Modification or Amendment. This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement shall be made which would materially and adversely affect the rights of the Grantee, without such Grantee’s written consent.

d.	Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

e.	References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.	Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

g.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and the Grantee to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. This Agreement and the Plan constitute the entire and exclusive agreement between the Grantee and the Company, and it supersedes all prior agreements or understandings, whether written or oral, with respect to the grant of Performance Shares set forth in this Agreement.

h.	Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Notwithstanding any provision of the Plan to the contrary, if the Grantee is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) at the time of the Grantee’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations), and a payment to the Grantee under this Agreement is subject to Section 409A and is being made to the Grantee on account of the Grantee’s separation from service, then to the extent not paid on or before March 15 of the calendar year following the calendar year in which the separation from service occurred, such payment shall be delayed until the earlier of the date which is six (6) months after the date of the Grantee’s separation from service or the date of death of the Grantee. Any payments that were scheduled to be paid during the six (6) month period following the Grantee’s separation from service, but which were delayed pursuant to this Section 12(h), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Grantee’s separation from service shall continue to be paid in accordance with their predetermined schedule.

i.	Agreement with Terms. Receipt of any benefits under this Agreement by the Grantee shall constitute the Grantee’s acceptance of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Agreement, and the Company shall administer this Agreement accordingly.

THE CLOROX COMPANY
By:
Its:	Chairman of the Board and CEO

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS A UNILATERAL CONTRACT AND THAT THE GRANTEE’S RIGHT TO THE SHARES PURSUANT TO THIS AGREEMENT IS ACCEPTED AND EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE CRITERIA AND BY COMPLIANCE WITH THE GRANTEE’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Grantee acknowledges that a copy of the Plan, Plan Information and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s Cloroxweb site at http://CLOROXWEB.clorox.com/hr/stock. The Grantee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. The Grantee acknowledges and hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:
Grantee

Residence Address: